Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of SanSal Wellness Holdings, Inc.(the “Company”) dated April 23, 2018, which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of SanSal Wellness Holdings, Inc. for the year ended December 31, 2017.

/s/ Paritz & Company P.A.

Hackensack, New Jersey

January 29, 2019